UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): January 20, 2010

BURGER KING HOLDINGS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-32875	75-3095469
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5505 Blue Lagoon Drive
Miami, Florida
(Address of Principal Executive Offices)
33126
(Zip Code)

(305) 378-3000
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Election of Director
On January 20, 2010 the Board of Directors of Burger King Holdings, Inc. (the “Company”), upon the recommendation of the Nominating and Corporate Governance Committee, reappointed Stephen G. Pagliuca as a director to fill the vacancy on the Board of Directors (the “Board”). Mr. Pagliuca also will serve as chairman of the Compensation Committee and is expected to be named as a member of the Executive Committee. Mr. Pagliuca had previously served on the Board from December 2002 until his resignation on September 21, 2009. He resigned from the Board due to his decision to run for the Massachusetts U.S. Senate seat of Edward M. Kennedy.
Mr. Pagliuca was selected as a director by Bain Capital Partners (“Bain”) pursuant to a Shareholders’ Agreement among the Company, Burger King Corporation and the private equity funds controlled by Bain, TPG Capital and the Goldman Sachs Funds (collectively, the “Sponsors”). Mr. Pagliuca is a Managing Director of Bain. The private equity funds controlled by the Sponsors currently own approximately 32% of the Company’s common stock.
The Shareholders’ Agreement provides for (i) the right of each Sponsor to appoint two members to the Board, (ii) the right of each Sponsor, with respect to each committee of the Board other than the Audit Committee, to have at least one Sponsor director on each committee, for the Sponsor directors to constitute a majority of the membership of each committee and for the chairmen of the committees to be Sponsor directors, to the extent that such directors are permitted to serve on such committees under SEC and NYSE rules applicable to the Company, (iii) drag-along and tag-along rights and transfer restrictions, (iv) shelf, demand and piggyback registration rights and (v) the payment of expenses and the grant of certain indemnities relating to those registration rights. A Sponsor’s right to appoint directors will be reduced to one director if the stock ownership of the private equity funds controlled by that Sponsor drops to 10% or less of the Company’s outstanding common stock, and will be eliminated if the stock ownership of the private equity funds controlled by that Sponsor drops to 2% or less of the Company’s outstanding common stock. The right to appoint directors to board committees terminates if the private equity funds controlled by the Sponsors no longer collectively beneficially own 30% or more of the Company’s outstanding common stock. Three of our current directors, including Mr. Pagliuca, were appointed pursuant to the Shareholders’ Agreement. Although each Sponsor has currently elected to limit its representation to one seat, each Sponsor retains the right to appoint two directors to the Board based on its stock ownership. Additional information regarding the Shareholders’ Agreement is provided in the Company’s 2009 proxy statement filed with the Securities and Exchange Commission on October 8, 2009 (the “2009 Proxy Statement”).
The Board has approved an annual deferred stock grant for calendar year 2010 for Mr. Pagliuca under the Company’s 2006 Omnibus Incentive Plan (the “Omnibus Incentive Plan”) with a fair market value of $85,000 as of February 5, 2010, which is the grant date as defined in the Omnibus Incentive Plan. The deferred stock will vest quarterly on the first day of each calendar quarter after the grant date and will be settled upon termination of Mr. Pagliuca’s board service. This grant is equivalent in fair market value to the annual deferred stock grants for calendar year 2010 received by the other non-management directors on November 19, 2009.
In addition to the foregoing, Mr. Pagliuca will receive the standard compensation provided to the Company’s non-management directors. This compensation includes an annual retainer of $65,000, payable at the director’s option either 100% in cash or 100% in shares of the Company’s common stock. In addition, each non-management member of the Board receives an annual deferred stock award with a grant date fair market value of $85,000. All shares awarded will be settled upon termination of service on the Board. A complete description of the non-management director compensation program is provided in the 2009 Proxy Statement, and such description is incorporated by reference into this Form 8-K.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BURGER KING HOLDINGS, INC.
By:	/s/ Anne Chwat
Anne Chwat
General Counsel and Secretary

Date: January 25, 2010

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